PG ENERGY INC.
                          OFFER TO PURCHASE FOR CASH
                        ANY AND ALL OF ITS OUTSTANDING
                  SHARES OF 4.10% CUMULATIVE PREFERRED STOCK

                 THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE
    AT 5:00 P.M., NEW YORK CITY TIME, ON MONDAY, APRIL 8, 1996, UNLESS THE
                              OFFER IS EXTENDED.


To Our Clients:


   Enclosed for your consideration are the Offer to Purchase, dated March 11, 1996 (the "Offer to Purchase"), and the related Letter of Transmittal (which together constitute the "Offer") setting forth an offer by PG Energy Inc., a Pennsylvania corporation formerly known as Pennsylvania Gas and Water Company (the "Company"), to purchase any and all of its outstanding shares of 4.10% Cumulative Preferred Stock, par value $100.00 per share, voluntary liquidation preference $105.50 per share, involuntary liquidation preference $100.00 per share (the "Shares"), at $50.00 per Share, net to the seller in cash, upon the terms and subject to the conditions of the Offer.

   We are the holder of record of Shares held for your account. A tender of such Shares can be made only by us as the holder of record and pursuant to your instructions. The Letter of Transmittal is furnished to you for your information only and cannot be used by you to tender Shares held by us for your account.


   We request instructions as to whether you wish us to tender any or all of the Shares held by us for your account, upon the terms and subject to the conditions set forth in the Offer to Purchase and the Letter of Transmittal.

   Your attention is invited to the following:

      (1) You may tender Shares as indicated in the attached instruction form, at a price of $50.00 per Share, net to you in cash.

      (2) The Offer is for any and all outstanding Shares of the Company.

      (3) The Offer is not conditioned upon any minimum number of Shares being tendered.

      (4) The Offer and withdrawal rights will expire at 5:00 p.m., New York City time, on Monday, April 8, 1996, unless the Offer is extended. Your instructions to us should be forwarded to us in ample time to permit us to submit a tender on your behalf. If you would like to withdraw your Shares that we have tendered, you can withdraw them so long as the Offer remains open or at any time after May 3, 1996, if they have not been accepted for payment.

      (5) Any stock transfer taxes applicable to the sale of Shares to the Company pursuant to the Offer will be paid by the Company, except as otherwise provided in Instruction 6 of the Letter of Transmittal.

   Neither the Company nor any of its directors or executive officers makes any recommendation to any stockholder as to whether to tender all or any Shares. Each stockholder must make his or her own decision as to whether to tender Shares and, if so, how many Shares to tender. No director or executive officer of the Company or any of its affiliates intends to tender Shares pursuant to the Offer as no such person owns any Shares.

   If you wish to have us tender any or all of your Shares held by us for your account upon the terms and subject to the conditions set forth in the Offer, please so instruct us by completing, executing, detaching and returning to us the instruction form on the detachable part hereof. An envelope to

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return your  instructions  to us is enclosed.  If you  authorize  tender of your
Shares, all such Shares will be tendered unless otherwise specified on the detachable part hereof. Your instructions should be forwarded to us in ample time to permit us to submit a tender on your behalf by the Expiration Date (as defined in the Offer to Purchase) of the Offer.

   The Offer is being made to all holders of Shares. The Company is not aware of any state where the making of the Offer is prohibited by administrative or judicial action pursuant to a valid state statute. If the Company becomes aware of any valid state statute prohibiting the making of the Offer, the Company will make a good faith effort to comply with such statute. If, after such good faith effort, the Company cannot comply with such statute, the Offer will not be made to, nor will tenders be accepted from or on behalf of, holders of Shares in such state. In those jurisdictions whose securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of the Company by Legg Mason Wood Walker, Incorporated, as the Dealer Manager, or one or more registered brokers or dealers licensed under the laws of such jurisdictions.

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                                 INSTRUCTIONS
                  WITH RESPECT TO OFFER TO PURCHASE FOR CASH
                        ANY AND ALL OF ITS OUTSTANDING
                  SHARES OF 4.10% CUMULATIVE PREFERRED STOCK
                                      OF
                                PG ENERGY INC.

   The undersigned acknowledge(s) receipt of your letter and the enclosed Offer to Purchase, dated March 11, 1996, and the related Letter of Transmittal (which together constitute the "Offer") in connection with the Offer by PG Energy Inc., a Pennsylvania corporation formerly known as Pennsylvania Gas and Water Company (the "Company"), to purchase any and all of its outstanding shares of 4.10% Cumulative Preferred Stock, par value $100.00 per share, voluntary liquidation preference $105.50 per share, involuntary liquidation preference $100.00 per share (the "Shares"), at $50.00 per Share, net to the undersigned in cash, upon the terms and subject to the conditions of the Offer.

   This will instruct you to tender to the Company the number of Shares indicated below (or, if no number is indicated below, all Shares) which are held by you for the account of the undersigned, upon the terms and subject to the conditions of the Offer.

Number of Shares to be Tendered:                      SIGN HERE

__________ Shares*                       _______________________________________
                                                     Signature(s)

Dated: ____________, 1996               Name: _________________________________


                                         Address: ______________________________

                                        ______________________________________

                                        ______________________________________


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*    Unless otherwise  indicated,  it will be assumed that all Shares held by us for your account are to be tendered.

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